UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

August 7, 2023

FLUOR CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-16129	33-0927079
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

6700 Las Colinas Blvd. Irving, Texas 75039

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(469) 398-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	FLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On August 10, 2023, Fluor Corporation (the “Company”) sold to BofA Securities, Inc. and Citigroup Global Markets Inc., as representatives (the “Representatives”) of the several initial purchasers (the “Initial Purchasers”), and the Initial Purchasers purchased from the Company, $575 million aggregate principal amount of the Company’s 1.125% Convertible Senior Notes due 2029 (the “Notes”), pursuant to a purchase agreement between the Company and the Representatives. The $575 million aggregate principal amount of Notes included the exercise in full of the option granted by the Company to the Initial Purchasers to purchase up to an additional $75 million aggregate principal amount of the Notes (the “Option”).

The Notes were offered in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), to the Initial Purchasers for initial resale to persons reasonably believed to be qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A promulgated under the Securities Act. The offer and sale of the Notes and the common stock, par value $0.01 per share, of the Company (the “common stock”) issuable upon conversion, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The issuance of common stock upon conversion, if any, is expected to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell nor the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In connection with the issuance of the Notes, the Company entered into an Indenture, dated August 10, 2023 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee. The terms of the Notes are governed by the Indenture. The Notes will bear interest at a rate of 1.125% per year. Interest on the Notes will accrue from August 10, 2023 and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024. The Notes will mature on August 15, 2029, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date.

The Notes are general senior unsecured obligations of the Company, ranking senior in right of payment to any future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment with all of the Company’s existing and future liabilities that are not so subordinated, including the Company’s Senior Notes due 2024 (the “2024 Notes”) and Senior Notes due 2028. The Notes will be effectively junior in right of payment to any of the Company’s secured debt to the extent of the value of the assets securing such debt, including the Credit Agreement (as defined below). The Notes will be structurally junior to all of the debt and other liabilities (including trade payables) of the Company’s subsidiaries.

The net proceeds from the offering of the Notes were approximately $559.4 million, after deducting fees and estimated expenses. The Company intends to use a portion of the net proceeds to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds to repurchase all or a portion of the Company’s outstanding 2024 Notes. Concurrently with offering of the Notes, the Company launched a tender offer to repurchase any or all of the 2024 Notes. To the extent any net proceeds remain after paying the cost of the Capped Call Transactions and the consummation of the tender offer, the Company intends, but is not obligated, to use the remainder of the net proceeds to repay any 2024 Notes that remain outstanding after the tender offer pursuant to the satisfaction and discharge terms of the 2024 Notes indenture and for general corporate purposes.

Holders may convert their Notes under the following conditions at any time prior to the close of business on the business day immediately preceding May 15, 2029 in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2023 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five-business day period after any five-consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that five-consecutive trading day period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events as described in the Indenture.

In addition, holders may convert their Notes, in multiples of $1,000 principal amount, at their option at any time beginning on or after May 15, 2029, and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, without regard to the foregoing circumstances. The initial conversion rate for the Notes is 22.0420 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $45.37 per share of common stock, subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted. The Indenture provides for certain events upon which the conversion rate will be increased, but in no event will the conversion rate per $1,000 principal amount of Notes exceed 29.2056 shares of common stock, subject to adjustments as provided in the Indenture.

The events of default, as set forth in the Indenture, include customary events including a default in the payment of principal or interest, failure to comply with the obligation to deliver amounts due upon conversion, failure to give certain notices, failure to comply with the obligations in respect of certain merger transactions, defaults under certain other indebtedness and certain events of bankruptcy and insolvency.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes, which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Capped Call Transactions

In connection with the pricing of the Notes, the Company entered into capped call transactions (the “Base Capped Call Transactions”) with certain of the Initial Purchasers or their respective affiliates (the “Option Counterparties”). On August 8, 2023, in connection with the Initial Purchasers’ exercise of the Option, the Company entered into additional capped call transactions with the Option Counterparties (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”). Collectively, the Capped Call Transactions cover, initially, the number of shares of common stock initially underlying the Notes. The cost of the Capped Call Transactions was approximately $72.5 million.

The Capped Call Transactions are expected generally to mitigate potential dilution to the common stock upon conversion of any Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price per share of common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions. The strike price initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. If, however, the market price per share of common stock exceeds $68.48, the initial cap price of the Capped Call Transactions, there would nevertheless be unmitigated dilution and/or no offset of any cash payments, in each case, attributable to the amount by which the market price of the common stock exceeds the cap price. The cap price is subject to certain adjustments under the terms of the Capped Call Transactions.

The Company will not be required to make any cash payments to the Option Counterparties upon the exercise of the options that are a part of the Capped Call Transactions, but the Company will be entitled to receive from them a number of shares of common stock or an amount of cash generally based on the amount by which the market price per share of common stock exceeds the strike price of the Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete, and is qualified in its entirety by reference to the full and complete text of the Form of Capped Call Confirmation, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement Amendment

On August 7, 2023, the Company entered into an Amendment No. 1 (the “Amendment”), which amends that certain Third Amended and Restated Revolving Credit Agreement, dated as of February 17, 2022 (the “Credit Agreement”), to amend certain definitions, covenants and events of default under the Credit Agreement to enable the issuance of the Notes and to permit the Company to enter into related Capped Call Transactions.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated August 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 1.125% Convertible Senior Note due 2029 (included in Exhibit 4.1).

10.1	Amendment No. 1 to the Third Amended and Restated Revolving Credit Agreement, dated as of August 7, 2023, by and among the Company, the lenders party thereto from time to time, and BNP Paribas, as administrative agent.

10.2	Form of Capped Call Confirmation.

104	Cover Page Interactive Data File, formatted in Inline XBRL, and included as Exhibit 101.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUOR CORPORATION

By:	/s/ Joseph L. Brennan
	Name:	Joseph L. Brennan
	Title:	Executive Vice President and Chief Financial Officer

August 11, 2023